Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-186871) of Boise Cascade Company of our report dated May 9, 2013, relating to the combined financial statements of Chester Wood Products LLC and Moncure Plywood LLC (the “Southeast Operations”), which appears in the Current Report on Form 8‑K of Boise Cascade Company dated September 30, 2013.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon
October 2, 2013